[Letterhead of WF&G]

Exhibit (i)(1)

January 30, 2004

Scudder Advisor Funds III

One South Street

Baltimore, Maryland 21202

Ladies and Gentlemen:

You have requested us, as counsel to Scudder PreservationPlus Fund (the “Fund”), a series of Scudder Advisor Funds III (the “Trust”), a business trust organized under the laws of the Commonwealth of Massachusetts, to furnish you with this opinion in connection with the Trust’s filing of Post-Effective Amendment No.15 (the “Amendment”) to its Registration Statement on Form N-1A (Securities Act File No. 033-62103 and Investment Company Act File No. 811-7347) (the “Registration Statement”).

We have examined copies of the Declaration of Trust and By-Laws of the Trust, as amended, the Fund’s prospectus and statement of additional information (the “Statement of Additional Information”) included in the Registration Statement, all resolutions adopted by the Trust’s Board of Trustees (the “Board”) with respect to the following classes of shares of beneficial interest of the Fund: Institutional and Investment (together, the “Shares”), consents of the Board and other records, documents and papers that we have deemed necessary for the purpose of this opinion. We have also examined such other statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed.

In our examination of material, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied upon statements and certificates of officers and representatives of the Trust, the Fund and others.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when and if duly sold, issued and paid for in accordance with the laws of applicable jurisdictions and the terms of the Declaration of Trust, Designation of Series and Classes, the By-Laws and the Amendment, will be legally issued, fully paid and non-assessable (except that shareholders of the Trust may under certain circumstances be held personally liable for its obligations) assuming (i) that at the time of sale such Shares are sold at a sales price in each case in excess of the par value of the Shares; (ii) that the issuance of the Shares does not cause the number of outstanding Shares to exceed that number of authorized shares provided for in the Declaration of

Scudder Advisor Funds III

January 30, 2004

Trust of the Trust, as amended to the date of issuance; and (iii) that the Trustee’s Declaration of Trust, Designation of Series and Classes the resolutions of the Board authorizing the issuance of the Shares that are in effect on the date hereof have not been amended, modified or withdrawn and are in full force and effect on the date of issuance.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the reference to us in the Statement of Additional Information and to the filing of this opinion as an exhibit to any application made by or on behalf of the Trust, the Fund or any distributor or dealer in connection with the registration or qualification of the Trust, the Fund or the Shares under the securities laws of any state or other jurisdiction.

We are members of the Bar of the State of New York only and do not opine as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States, and the opinions set forth above are, accordingly, limited to the laws of those jurisdictions. As to matters governed by the Commonwealth of Massachusetts, we have relied upon the opinion of Bingham McCutchen LLP (which is attached hereto).

Very truly yours,

/s/    Willkie Farr & Gallagher LLP